EXHIBIT 16.1

August 23, 2012
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated August 9, 2012, of Icahn Enterprises Holdings L.P. and are in agreement with the statements contained in paragraphs 2, 3, 4 and 5 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP
Ernst & Young LLP